BAYFIRST FINANCIAL CORP.
NON-QUALIFIED STOCK PURCHASE PLAN

BayFirst Financial Corp. (the “Company”) believes that it is in the best interest of the Company, its wholly-owned subsidiary, First Home Bank (the “Bank”), and the Company’s shareholders to permit employees and directors of the Company and/or the Bank to apply a portion of their compensation to the purchase of shares of Company common stock (the “Shares”). Accordingly, the Company hereby amends and restates in its entirety, the 2015 Non-Qualified Employee Stock Purchase Plan and renames it the Non-Qualified Stock Purchase Plan (the “Plan”).

Section 1. Eligible Employees and Eligible Directors. Each employee of the Company or the Bank shall be an “Eligible Employee,” entitled to participate in the Plan. Each director of the Company or the Bank shall be an “Eligible Director,” entitled to participate in the Plan. Each Eligible Employee and Eligible Director who participates in the Plan is referred to herein as a “Participant”.

Section 2. Administration. The Plan shall be administered by the Board of Directors of the Company (the “Board”), which shall have the complete and express authority, subject to the terms of the Plan, to: (i) amend, modify, or discontinue the Plan; (ii) determine and establish the acceptable methods of payment for Shares purchased under the Plan, provided that Shares may be purchased only for cash; (iii) interpret, implement, and administer any and all terms and provisions of the Plan, with advice of counsel or other professionals as may be deemed appropriate, advisable, or otherwise in the best interests of the Company; (iv) adopt, amend, and rescind general and special rules and regulations deemed appropriate, advisable, or otherwise in the best interests of the Company for the administration of the Plan; and (v) take any and all such other actions as may be deemed appropriate, advisable, or otherwise in the best interests of the Company in the creation, modification, amendment, administration, and/or discontinuance of the Plan.

Section 3. Participation in the Plan. Each Eligible Employee shall be entitled to enroll and participate in the Plan by providing the Company written Notice of Participation setting forth the payroll deduction requested to be used to purchase Shares under the Plan for each pay period. Each Eligible Director shall be entitled to enroll and participate in the Plan by providing the Company written Notice of Participation setting forth the percentage or amount of such Eligible Director’s Board fees requested to be used to purchase Shares under the Plan. A Participant may terminate his or her participation at any time by providing the Company written Notice of Termination of Participation.

Section 4. Participation. Each Eligible Employee may participate in the Plan by authorizing the Company or the Bank, as applicable, to make specified regular post-withholding payroll deductions from the Participant’s regular post-withholding payroll. Such regular payroll deductions must be no less than $20.00 per pay period nor greater than 10% of the gross amount of such periodic payroll. Each Eligible Director may participate in the Plan by authorizing the Company or the Bank, as applicable, to make specified regular deductions from the Participant’s Board fees. The Bank shall transmit all of its deductions to the Company and the Company shall retain all deductions for the benefit of each Participant pending the purchase of Shares in accordance with Section 5.

    Section 5. Source and Purchase of Shares. (a) Shares shall be acquired on the OTCQX Best Market pursuant to the Company’s 2020 Stock Repurchase Program. To the extent sufficient Shares are not so acquired, Shares shall be issued from the Company’s authorized but unissued Shares. The Company shall retain each Participant’s payroll or Board fee deductions in accordance with Section 4, and before the dividend record date for the following calendar quarter, purchase and issue for the account of each Participant, a number of Shares equal to the amount deducted for such Participant in the preceding fiscal quarter divided by the price paid for “Per Share Price.” The Per Share Price for Shares acquired on the OTCQX Best Market shall be the price actually paid for such Shares. The Per Share Price for Shares issued from the Company’s authorized but unissued Shares shall be the weighted average price paid for Shares on the OTCQX Best Market. If no Shares are acquired on the OTCQX Best Market, the Per Share Price shall be established by the Board of Directors as of each Dividend Record Date. No commissions, service charges, or brokerage fees are payable by Participants in connection with the purchase of Shares under the Plan.

(b) Notwithstanding anything in paragraph (a) of this Section, each calendar year, the Board of Directors of the Company may authorize a discount up to 10% from the calculation set forth in paragraph (a) for shares purchased by Eligible Employees during that year.

Section 6. No Fractional Shares. No fractional Shares may be purchased or will be issued pursuant to the Plan. In the event that at of the end of any fiscal quarter’s Share purchase and issuance, there remains a balance in any Participant’s payroll or Board fee deduction account which has not been applied to the purchase of Shares because such purchase, if applied, would result in the purchase or issuance of a fractional Share, then such balance will be carried over and applied to purchases of Shares in the following fiscal quarter. If, at the time of any Participant’s termination of participation in the Plan, there remains a balance in that Participant’s payroll or Board fee deduction account because application of such balance to the purchase of Shares would result in the issuance of a fractional Share, then the balance in such account will be returned to such Participant promptly after the effective date of such termination.

Section 7. Book Entry and Certificates. The Company shall maintain records of each Participant’s Share ownership in book entry form. Upon the request of any Participant, the Company shall issue a Company stock certificate representing such Participant’s Shares; provided, however, the Company shall not be obligated to issue a certificate for less than 100 Shares and, unless the Shares have been registered under the Securities Act of 1933, as amended, any stock certificate issued for Shares shall bear the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED, PLEDGED, OR HYPOTHECATED EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN

A TRANSACTION THAT IS NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS SET FORTH IN THE SECURITIES ACT OF 1933, AS AMENDED, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

    Section 8. Shareholder Rights. No Participant shall have any rights as a shareholder of the Company as a result of any compensation payable under the Plan until the actual delivery of the Shares by the Company to the Participant, either in book entry form or as represented by a stock certificate.

Section 9. No Employment or Board Rights. No provision of the Plan shall confer upon any Participant any right to continue in the employ or to serve on the Board of Directors of the Company or the Bank or to interfere with the right of the Company or the Bank to terminate any Eligible Employee’s employment at any time, nor shall the Plan be construed as evidence of any agreement or understanding, expressed or implied, that the Company or the Bank will employ any Participant in any particular position or at any particular rate of remuneration or for any particular period of time. Furthermore, no provision of the Plan shall, be construed so as to limit the right of the Company or the Bank to: (i) terminate any employee at will without cause or reason; (ii) make changes, in its sole and absolute discretion, in its accounting principles or the methods of applying such principles; or (iii) enter into significant transactions with affiliates, or in the Board’s sole and absolute discretion, to modify or terminate the Plan.

    Section 10. Limitation of Liability. The Plan shall not be construed as creating any right of any employee of the Company or the Bank to receive any benefit hereunder, or as affecting the rights of the Company or the Bank with respect to its employees, but instead, only as establishing the procedures governing participation in the Plan. No Participant shall have any rights or claim against the Company, the Bank, the Board, or any member of the Board by virtue of such Participant’s participation in the Plan, except with respect to the enforcement of the terms of the Plan. No provision herein shall be deemed to create any trust or fiduciary relationship between the Company or the Bank (or the Board or any member thereof) and any Participant or any other person whatsoever, including without limitation, any employee, officer, or any Eligible Employee hereunder other than the general fiduciary duty owed by officers of the Company and members of the Board to all shareholders of the Company. Furthermore, in the event that any court of competent jurisdiction determines that any person has any enforceable right, claim or remedy hereunder vis-à-vis the Company, the status of such person shall be that of a general unsecured creditor of the Company. As a condition precedent to participation in the Plan, the Board may require any Participant or his/her beneficiary to execute a release and/or an indemnity in such form as the Board shall deem appropriate.

Section 11. Employment of Agents. The Board may employ, upon such terms as it deems appropriate in its sole and absolute discretion, such employees, agents, clerical help, custodians, servants, contractors, professional and other persons as it may deem appropriate, advisable or otherwise in the best interests of the Company to render advice with regard to any responsibility or obligation it may have under the Plan or to perform other services for the effective operation and administration of the Plan, including, without limitation, legal counsel, accountants, trustees and/or certified financial planners.

    Section 12. Liability and Indemnification. The Company may purchase insurance to cover potential liability of those persons who shall serve on the Board in administering the Plan, and the Company shall indemnify such persons to the maximum extent permitted by applicable law against any and all liabilities and expenses incurred in connection with any actions or proceedings to which such persons may be made a party by reason of their being or having been a member of the Board and having any responsibility or obligation for the administration of the Plan, provided, however, that no such person shall be entitled to indemnification from the Company for any act determined by a court of competent jurisdiction to be fraudulent or without good faith. Furthermore, no Board member shall be liable to any Participant or officer or employee of the Company or the Bank for any action taken or determination made in good faith or at the advice of counsel.

Section 13. Plan Amendment and Discontinuance. The Company reserves the right to discontinue the Plan at any time. Discontinuance of the Plan will not affect existing ownership of Shares by Participants, but no new purchases shall be permitted through payroll deductions. The Company also reserves the right to amend the terms of the Plan at any time and from time to time.

    Section 14. Other Documents. The Company has provided to each Participant and each Participant represents that he or she has reviewed the Company’s Disclosure Memorandum, as updated from time to time.

    Section 15. Technical Information Regarding the Plan. Neither the Company nor the Bank will be liable for any act performed in good faith or for any good faith omission to act or failure to act, including, without limitation, any claim of liability: (i) arising out of a failure to terminate a Participant’s participation in the Plan; or (ii) with respect to the prices or times at which Shares are purchased for a Participant’s account. All stock dividends and stock splits will be added directly to Participants’ book entry accounts. Transaction processing may either be curtailed or suspended until the completion of any stock dividend, stock split, or other corporate action.

    Section 16. Disclaimers. Neither the Company nor the Bank has or will provide any advice, make recommendations, or offer any opinion with respect to whether or not an employee of the Company or the Bank should purchase Shares or otherwise participate in the Plan. Each Participant must make independent investment decisions based upon his or her own judgment and research. The Plan is not insured and is not subject to the Employee Retirement Income Security Act. The Plan is not qualified under Section 401 of the Internal Revenue Code of 1986, as amended.

Section 17. Gender. Pronouns used within the Plan shall be deemed to include both the masculine and feminine gender and words used in the singular shall be deemed to include both the singular and the plural, unless the context indicates otherwise.

    Section 18. Headings. The headings of Sections of the Plan are included only for convenience and shall not be construed as a part of the Plan or in any respect affecting or modifying its provisions.

Section 19. Construction. The Plan shall be construed under the laws of the State of Florida (excluding its choice-of-law rules) to the extent not superseded by federal law. Venue for the enforcement of any provision of the Plan shall be in Pinellas County, Florida. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

This Plan was adopted by the Company’s Board of Directors on September 9, 2021.

                        /s/ Anthony N. Leo
                        Anthony N. Leo
                        Chief Executive Officer
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